abrdn Precious Metals Basket ETF Trust 10-K

Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (No. 333-267880) on Form S-3 of abrdn Precious Metals Basket ETF Trust (known as Aberdeen Standard Precious Metals Basket ETF Trust prior to March 31, 2022) of our reports dated February 28, 2024, with respect to the statements of assets and liabilities of abrdn Precious Metals Basket ETF Trust, including the schedules of investments, as of December 31, 2023 and 2022, the related statements of operations and changes in net assets and the financial highlights for each of the years in the three-year period ended December 31, 2023 and the related notes (collectively, the “financial statements”), and the effectiveness of internal control over financial reporting, as of December 31, 2023 which reports appear in the December 31, 2023 annual report on Form 10-K of abrdn Precious Metals Basket ETF Trust. We also consent to the reference to our firm under the heading “Experts” in the above noted registration statement.

/s/ KPMG LLP

New York, New York

February 28, 2024